Filed Pursuant to Rule 424(b)(2)
Registration No. 333-164782-07

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 8, 2010)

$

Exelon Generation Company, LLC

$             % Senior Notes due 2020

$             % Senior Notes due 204

The $             % Senior Notes due 2020 (2020 Senior Notes) and the $             % Senior Notes due 204   (204   Senior Notes, and collectively with the 2020 Senior Notes, the Senior Notes) will bear interest at the rate of         % and         % per year, respectively. Interest on the Senior Notes is payable on April 1 and October 1 of each year, beginning on April 1, 2011. The 2020 Senior Notes and the 204   Senior Notes will mature on October 1, 2020 and                          , respectively. We may redeem some or all of the Senior Notes at any time at the redemption prices described under the caption “Description of Senior Notes—Redemption at Our Option.” We must redeem all of the 2020 Senior Notes under the circumstances and at the redemption price described in this prospectus supplement in “Description of Senior Notes—Special Mandatory Redemption.” The 204   Notes will not be subject to special mandatory redemption.

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Senior Notes involves risks. See “Risk Factors” beginning on page S-6.

Per 2020 Senior Note	Per 204 Senior Note		Total
Public Offering Price (1)%		%	$
Underwriting Discount %		%	$
Proceeds to Exelon Generation Company, LLC (before expenses)%		%	$

(1)	Plus accrued interest from September , 2010, if settlement occurs after that date.

The underwriters expect to deliver the Senior Notes in book-entry form only through The Depository Trust Company on or about September     , 2010.

Joint Book-Running Managers

Barclays Capital	Citi	Goldman, Sachs & Co.	RBS

BNP PARIBAS

                Mizuho Securities USA Inc.

                                     Wells Fargo Securities

The Williams Capital Group, L.P.

Co-Manager

Lebenthal & Co., LLC

The date of this prospectus supplement is September     , 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not, and the underwriters are not making an offer of these securities in any jurisdiction where the offer is prohibited. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

Prospectus

(i)

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about our company and about the Senior Notes. They also refer to information contained in other documents that we file with the Securities and Exchange Commission (SEC). If this prospectus supplement is inconsistent with the accompanying prospectus or the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, rely on this prospectus supplement.

Except as otherwise provided herein, when we refer to “Generation,” “the Company,” “we,” “our” or “us” in this prospectus supplement, we mean Exelon Generation Company, LLC together with our subsidiaries.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, certain of the matters discussed or incorporated by reference in this prospectus supplement or the accompanying prospectus are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include (a) those factors discussed in the following sections of our 2009 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation and ITEM 8. Financial Statements and Supplementary Data: Note 18, as updated by Part I, Item 1. Financial Statements, Note 12 of our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 and (b) other factors discussed herein and in other filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. We expressly disclaim any obligation or undertaking to publicly release any revision to our forward-looking statements to reflect events or circumstances after the date of this prospectus supplement.

EXELON GENERATION COMPANY, LLC

Generation is a wholly owned subsidiary of Exelon Corporation (Exelon) and is one of the largest competitive electric generation companies in the United States, as measured by owned and controlled megawatts. Generation combines its large generation fleet with an experienced wholesale energy marketing operation and a competitive retail sales operation.

Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

RECENT DEVELOPMENTS

On August 30, 2010, Generation and Deere & Company (Deere) entered into a Purchase Agreement (the Purchase Agreement), under which Generation agreed to purchase all of the membership interests of John Deere Renewables, LLC (JDR), an owner and operator of 735 megawatts of operating wind electric generating facilities (the Acquisition). The Acquisition also includes all projects under development by JDR, including three projects totaling 230 megawatts of wind generation in advanced development in Michigan.

The purchase price of the Acquisition is $860 million with up to an additional $40 million payable upon commencement of construction of the three projects in Michigan. Consummation of the Acquisition is subject to various customary closing conditions, including receipt of regulatory approvals. The Acquisition is subject to the mandatory notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act (HSR Act). Under the HSR Act, the Acquisition may not be consummated until the applicable waiting period has expired or been terminated by the United States Department of Justice (Antitrust Division) and the Federal Trade Commission (FTC). We and JDR expect to file the required notification and report forms under the HSR Act with the Antitrust Division and the FTC on or before September 30, 2010. The initial waiting period under the HSR Act will expire on the 30th day following the filing, unless the waiting period is terminated earlier or extended if the Antitrust Division or the FTC requests additional information before that time. In addition, approvals from the Federal Energy Regulatory Commission (FERC) and the Texas Public Utilities Commission (TXPUC) are required. We expect to file the application for approval of the Acquisition with FERC on or before September 30, 2010. We expect to receive FERC approval within 60 days after that filing. We filed the application for approval of the Acquisition with the TXPUC on September 17, 2010. The TXPUC is required to take action on the application within 120 days following the filing date. No shareholder approval of the transaction is required by either Exelon Corporation or Deere. For additional information regarding the Acquisition, see our current report on Form 8-K dated August 30, 2010, which was filed with the SEC on August 31, 2010.

Proceeds from this offering will be used to fund a portion of the purchase of the Acquisition. For additional information, see “Use of Proceeds.”

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read it together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2008	2007	2010	2009
	($ in millions)			($ in millions) (unaudited)

Income Statement Data
Operating revenues	$9,703	$10,754	$10,749	$4,773	$4,979
Operating income	3,295	3,994	3,392	1,503	1,538
Net income	2,122	2,278	2,029	943	1,041

Cash Flow Data
Cash interest paid, net of amount capitalized	$(69)	$(107)	$(96)	$(57)	$(42)
Capital expenditures	(1,977)	(1,699)	(1,269)	(982)	(801)
Net cash flows provided by operating activities	3,930	4,445	2,994	1,453	2,014
Net cash flows used in investing activities	(2,220)	(1,967)	(1,424)	(1,075)	(926)
Net cash flows (used in) provided by financing activities	(1,746)	(1,470)	(1,571)	(629)	(674)

	As of December 31,			As of June 30, 2010
	2009	2008	2007
	($ in millions)			($ in millions) (unaudited)

Balance Sheet Data
Property, plant and equipment, net	$9,809	$8,907	$8,043	$10,221
Deferred debits and other assets	9,237	7,691	8,154	9,018
Total assets	22,406	20,084	18,521	22,499
Long-term debt.	2,967	2,502	2,513	2,777
Deferred credits and other liabilities	10,385	8,848	9,558	10,375
Total liabilities	15,614	13,518	14,151	15,174
Total member’s equity	6,790	6,565	4,369	7,323

THE OFFERING

For a more complete description of the terms of the Senior Notes, see “Description of Senior Notes.”

Issuer	Exelon Generation Company, LLC.

Securities Offered	An aggregate of $ of Senior Notes, consisting of $ of % Senior Notes due 2020 and $ of % Senior Notes due 204 .

Interest	Interest on 2020 Senior Notes will accrue from the date of delivery at a rate of % per year. The interest on 204 Senior Notes will accrue from the date of delivery at a rate of % per year. Interest on each series of the Senior Notes will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2011.

Maturity	The 2020 Senior Notes will mature on October 1, 2020. The 204 Senior Notes will mature on .

Ranking	The Senior Notes will be senior unsecured obligations of Generation and will rank pari passu with all of our senior unsecured indebtedness.

Optional Redemption	We may redeem each series of the Senior Notes, in whole or in part, at any time at the redemption prices described under the caption “Description of Senior Notes—Redemption at Our Option.”

Special Mandatory Redemption	If we do not consummate the Acquisition on or prior to March 31, 2011, or the Purchase Agreement is terminated at any time prior thereto, we must redeem all of the 2020 Senior Notes at a redemption price equal to 101% of the aggregate principal amount of the 2020 Senior Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the mandatory redemption date. See “Description of Senior Notes—Special Mandatory Redemption.” The 204 Notes will not be subject to special mandatory redemption.

Certain Covenants	We have agreed to certain limitations on our ability to, among other things, engage in mergers, consolidations or similar transactions, create liens and engage in sale and leaseback transactions. See “Description of Senior Notes—Covenants.”

Use of Proceeds	We intend to use the net proceeds from the sale of the Senior Notes, after deducting underwriters’ discounts and commissions and other estimated fees and expenses, to fund a portion of the purchase price of the Acquisition, to pay certain fees and expenses in connection with the Acquisition and for general corporate purposes. See “Use of Proceeds.”

Trustee	U.S. Bank National Association.

Book-Entry Form	The Senior Notes will be issued in book-entry form only through The Depository Trust Company (DTC). See “Description of Senior Notes—Form.”

Risk Factors	You should carefully consider all of the information set forth in this prospectus supplement and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in the Senior Notes.

Governing Law	Commonwealth of Pennsylvania.

RISK FACTORS

Your investment in the Senior Notes will involve various risks. Before investing in the Senior Notes, you should carefully consider the following discussion as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under ITEM 1A. Risk Factors of our 2009 Annual Report on Form 10-K and under Part II, ITEM 1A of our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

Exelon could exercise control over us to the detriment of holders of the Senior Notes.

Exelon, as our ultimate parent, controls all matters submitted for member approval and has control over our management and affairs. In circumstances involving a conflict of interest between Exelon, on the one hand, and our creditors, on the other, we can give no assurance that Exelon would not exercise its power to control us in a manner that would benefit Exelon to the detriment of our creditors, including the holders of the Senior Notes.

There may be no public market for the Senior Notes.

We can give no assurances concerning the liquidity of any markets that may develop for the Senior Notes offered by this prospectus supplement, the ability of any investor to sell any of the Senior Notes or the price at which investors would be able to sell them. If markets for the Senior Notes do not develop, investors may be unable to resell the Senior Notes for an extended period of time, if at all. If markets for the Senior Notes do develop, they may not continue or it may not be sufficiently liquid to allow holders to resell any of the Senior Notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the Senior Notes as collateral for loans.

The Indenture does not restrict the amount of additional debt that we may incur.

The Senior Notes and Indenture (as defined below) pursuant to which the Senior Notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the Senior Notes, including making it more difficult for us to satisfy our obligations with respect to the Senior Notes, a loss in the trading value of your Senior Notes and a risk that one or more of the credit ratings of the Senior Notes are lowered or withdrawn.

If we do not complete the Acquisition within the timeframe specified in the Indenture, we will be required to redeem the 2020 Senior Notes, and as a result you may not obtain your expected return on the 2020 Senior Notes.

If we do not consummate the Acquisition on or prior to March 31, 2011, or the Purchase Agreement is terminated at any time prior to that date, we will be required to redeem all of the 2020 Senior Notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the mandatory redemption date. Our ability to consummate the Acquisition is subject to various closing conditions, many of which are beyond our control, including those described under “Recent Developments.” In addition, there is no escrow account or security interest for the benefit of the holders of the 2020 Senior Notes, and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the 2020 Senior Notes. In addition, even if we are able to redeem the 2020 Senior Notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the 2020 Senior Notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the 2020 Senior Notes is made at the time of the offering of the 2020 Senior Notes. You will have no rights under the special mandatory redemption provisions as long as the Acquisition closes, nor will you have any right to require us to repurchase your 2020 Senior Notes if, between the closing of the 2020 Senior Notes offering and the closing of the Acquisition, we experience any changes in our business or financial condition, or if the terms of the Acquisition or the financing thereof change. See “Description of the Senior Notes—Special Mandatory Redemption.”

USE OF PROCEEDS

The net proceeds of this offering after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, are expected to be approximately                 . We intend to use the net proceeds from this offering to fund a portion of the purchase price of the Acquisition, to pay certain fees and expenses relating to the Acquisition and for general corporate purposes. Pending that application of funds, we intend to invest a portion of the proceeds from this offering in United States government obligations, bank deposits or other secure, short-term investments.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010 (1) on an actual basis and (2) on an as adjusted basis to give effect to the issuance of Senior Notes offered hereby. The “As Adjusted” column will be completed in the final prospectus supplement based upon the actual terms of this offering that are determined at pricing. This table should be read in conjunction with our consolidated financial statements and related notes for the six months ended June 30, 2010, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	As of June 30, 2010
	Actual	As Adjusted
	(unaudited) ($ in millions)
Long-term debt due within one year	$2		$2

Long-term debt
Senior Notes due 2014	$500		$500
Senior Notes due 2017	700		700
Senior Notes due 2019	600		600
Senior Notes due 2039	900		900
Senior Notes due 2020 offered hereby	—
Senior Notes due 204 offered hereby	—
Other long-term debt	77		77

Total long-term debt	2,777
Total member’s equity	7,323		7,323

Total capitalization, including current maturities	$10,102	$

RATIO OF EARNINGS TO FIXED CHARGES

The following table provides our consolidated ratio of earnings to fixed charges:

	Years Ended December 31,					Six Months Ended June 30, 2010
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	5.5	6.3	8.2	8.6	10.4	7.6

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the estimated interest portion of all rental expense.

DESCRIPTION OF SENIOR NOTES

General

The Senior Notes will be issued under an indenture dated as of September 28, 2007 (Indenture), between us and U.S. Bank National Association, as trustee. The Indenture provides for issuance from time to time of debt securities in series (including the Senior Notes issued in this offering) in an unlimited amount. We may issue additional securities under the Indenture from time to time.

The Senior Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt.

The Senior Notes will be denominated in United States dollars and principal and interest will be paid in United States dollars. The Senior Notes will not be subject to any conversion, amortization, or sinking fund.

The Senior Notes will not be guaranteed by, or otherwise be obligations of, our parent Exelon or any of our direct or indirect subsidiaries or affiliates. References in this description of the Senior Notes to “we,” “our” or the “company” are to Exelon Generation Company, LLC and not its subsidiaries and references to “indenture securities” means debt securities issued under the Indenture, including the Senior Notes.

In the discussion that follows, references to paying principal on the Senior Notes are to payment at maturity or redemption.

The following summaries of certain provisions of the Senior Notes and the Indenture do not purport to be complete and are subject, and qualified in their entirety by reference, to all of the provisions of the Senior Notes and the Indenture, including the definitions of terms therein. We recommend that you read the Indenture, a copy of which may be obtained from the trustee.

Principal, Maturity and Interest

The Senior Notes of each series will be unlimited in aggregate principal amount. The Senior Notes of each series initially will be issued in the aggregate principal amount for that series set forth above. We may, without the consent of the holders of the Senior Notes of either of the series offered in this prospectus supplement, create and issue additional notes ranking equally with the Senior Notes of such series and otherwise similar in all respects (except for the public offering price and issue date) so that such additional notes shall be consolidated and form a single series with such series of Senior Notes. No additional notes of any series can be issued if an event of default exists with respect to such series of Senior Notes. The Senior Notes will be issued in book-entry form only in denominations of $1,000 and integral multiples of $1,000 thereof.

The 2020 Senior Notes will mature on October 1, 2020. The 204   Senior Notes will mature on                     . Interest on the Senior Notes of each series will be payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2011 until the principal on the Senior Notes of such series is paid or made available for payment. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Redemption at Our Option

At any time prior to July 1, 2020 (in the case of the 2020 Senior Notes) or                      (in the case of the 204   Senior Notes), we may redeem each series of Senior Notes in whole or in part, at our option at any time, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the Senior Notes of the series being redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus, as applicable,      basis points (in the case of the 2020 Senior Notes) and      basis points (in the case of the 204   Senior Notes),

plus accrued interest on the principal amount being redeemed to the redemption date.

At any time on or after July 1, 2020 (in the case of the 2020 Senior Notes) or                      (in the case of the 204   Senior Notes), we may redeem each series of Senior Notes in whole or in part at 100% of the principal amount of the Senior Notes of the series being redeemed, plus accrued interest on the principal amount being redeemed to the redemption date.

Redemption of the Senior Notes of one series may be made without the redemption of the Senior Notes of the other series.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Senior Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and RBS Securities Inc., their respective successors, and two other primary U.S. Government securities dealers in The City of New York (Primary Treasury Dealer) selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of Senior Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

Special Mandatory Redemption

In the event that we do not consummate the Acquisition on or prior to March 31, 2011, or the Purchase Agreement is terminated at any time prior thereto, then we will redeem all of the 2020 Senior Notes on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the 2020 Senior Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The “special mandatory redemption date” means the earlier to occur of (1) March 31, 2011, if the proposed acquisition has not been completed on or prior to March 31, 2011, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Purchase Agreement for any reason.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of all 2020 Senior Notes to be redeemed on the special mandatory redemption date are deposited with the trustee on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special redemption date, the 2020 Senior Notes will cease to bear interest.

The 204   Senior Notes will not be subject to special mandatory redemption.

Covenants

Affirmative Covenants

The Indenture provides that we comply with the following affirmative covenants:

•	punctually pay principal and interest on the indenture securities;

•	if the indenture securities are no longer in book-entry form, maintain an office in New York, New York where indenture securities may be presented for payment, exchange and transfer;

•	appoint a trustee to fill any vacancy;

•	issue a certificate to the trustee on January 31 each year indicating whether we have complied with all covenants and conditions in the Indenture;

•	maintain our limited liability company existence; and

•	pay our taxes and other assessments and claims as they become due, unless they are being contested in good faith.

Mergers and Consolidations

We will not consolidate with or merge with or into any other person, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, and we will not permit any person to consolidate with or merge with or into us, unless:

•	immediately prior to and immediately following such consolidation, merger, sale or lease, no Event of Default under the Indenture shall have occurred and be continuing; and

•

we are the surviving or continuing entity, or the surviving or continuing entity or entity that acquires by sale, conveyance, transfer or lease is organized in the United States or under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States and in either case expressly assumes the payment and performance of all of our obligations under the Indenture and the Senior Notes.

Limitation on Liens

We may not issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of our property, whether owned on the date that the Senior Notes are issued or thereafter acquired, without in any such case effectively securing the outstanding Senior Notes (together with, if we shall so determine, any other Indebtedness of or guaranteed by us ranking equally with the Senior Notes) equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured); provided that the foregoing restriction shall not apply to the following permitted liens:

(1)	pledges or deposits in the ordinary course of business in connection with bids, tenders, contracts or statutory obligations or to secure surety or performance bonds;

(2)	liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, arising in the ordinary course of business;

(3)	liens for property taxes being contested in good faith;

(4)	minor encumbrances, easements or reservations which do not in the aggregate materially adversely affect the value of the properties or impair their use;

(5)	liens on property existing at the time of acquisition thereof by us, or to secure any Indebtedness incurred by us prior to, at the time of, or within 90 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of the property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction or improvements;

(6)	liens to secure purchase money Indebtedness not in excess of the cost or value of the property acquired;

(7)	liens securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing or the District of Columbia, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a)(1) of the Internal Revenue Code of 1986, as amended (or any successor to such provision) as in effect at the time of the issuance of such obligations; and

(8)	other liens to secure Indebtedness so long as the amount of outstanding Indebtedness secured by liens pursuant to this clause (8) does not exceed 10% of our consolidated net tangible assets.

In the event that we shall propose to pledge, mortgage or hypothecate any property to secure Indebtedness, other than as permitted by clauses (1) through (8) of the previous paragraph, we shall (prior thereto) give written notice thereof to the trustee, who shall give notice to the holders, and we shall, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively secure, all the Senior Notes equally and ratably with such Indebtedness. The Indenture does not limit our Subsidiaries’ ability to issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of such Subsidiary’s property, whether owned on the date the Senior Notes are issued or thereafter acquired, provided that such Indebtedness is limited in recourse only to such Subsidiary.

As used in this prospectus supplement, “Indebtedness” of any person means (1) all indebtedness of such person for borrowed money, (2) all obligations of such person evidenced by senior notes, debentures, notes or other similar instruments, (3) all obligations of such person to pay the deferred purchase price of property or services, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of the default are limited to repossession or sale of such property), (5) all capital lease obligations of such person (excluding leases of property in the ordinary course of business), and (6) all Indebtedness of the type referred to in clauses (1) through (5) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property.

As used in this prospectus supplement, “Subsidiary” means any corporation or other entity of which sufficient voting stock or other ownership or economic interests having ordinary voting power to elect a majority of the board of directors (or equivalent body) are at the time directly or indirectly held by us.

Restriction on Sales and Leasebacks

We may not enter into any sale and leaseback transaction with any Subsidiary. In addition, we may not enter into any sale and leaseback transaction unless we comply with this restrictive covenant. A “sale and leaseback transaction” generally is an arrangement between us and a Subsidiary, bank, insurance company or other lender or investor where we lease real or personal property which was or will be sold by us to that Subsidiary, lender or investor.

We can comply with this restrictive covenant if we meet either of the following conditions:

•

the sale and leaseback transaction is entered into prior to, concurrently with or within 90 days after the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operations of the property; or

•	we could otherwise grant a lien on the property as a permitted lien described in “—Limitation on Liens.”

Events of Default

We will be subject to an “event of default” under the Indenture if any of the following occurs:

•

failure to pay interest for 60 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the Indenture securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any indenture security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make any sinking fund payments when due;

•	failure to perform other covenants under the Indenture for 60 days after the trustee has notified us that performance was required; or

•	bankruptcy, insolvency or reorganization of our company.

In addition to the events of default described in the Indenture, an event of default under the Senior Notes will include:

•

an event of default, as defined in any of our instruments under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of our company that has resulted in the acceleration of such Indebtedness, or any default occurring in payment of any such Indebtedness at final maturity (and after the expiration of any applicable grace periods), other than such Indebtedness the principal of which, and interest on which, does not individually, or in the aggregate, exceed $100,000,000; or

•

one or more final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money shall be rendered against us or any of our properties in an aggregate amount in excess of $100,000,000 (excluding the amount thereof covered by insurance) and such judgment, decree or order shall remain unvacated, undischarged and unstayed for more than 60 consecutive days, except while being contested in good faith by appropriate proceedings.

We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indenture. The Indenture provides that the trustee may withhold notice of a default (except payment defaults) to the holders of indenture securities of the series to which the default applies if the trustee considers it in the interests of those holders of those indenture securities to do so.

An event of default for a particular series of indenture securities does not necessarily constitute an event of default for any other series of indenture securities issued under the Indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of indenture securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding indenture securities of each affected series may declare the entire principal amount of all the indenture securities of that series (or, if the indenture securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms thereof) to be due and payable immediately.

Where an event of default has occurred and is continuing with respect to the outstanding indenture securities of a series, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the outstanding indenture securities of that series, unless those holders have offered the trustee reasonable indemnity against the expenses and liabilities that it might incur in compliance with the request that the trustee take action in response to an event of default. Subject to these provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding indenture securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the indenture securities of that series.

The holders of a majority in principal amount of the outstanding indenture securities of a series may, on behalf of the holders of all indenture securities of that series, waive any past default under the Indenture with respect to that series and its consequences, except a default (1) in payment of the principal of (or premium, if any) or interest, or any additional amounts payable in respect of any indenture security of that series or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected outstanding indenture security of that series.

The Indenture imposes limitations on suits brought by holders of indenture securities against us. Except for actions for payment of overdue principal or interest, no holder of indenture securities of any series may institute any action against us under the Indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the affected outstanding indenture securities have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days after the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding indenture securities of that series.

Modification or Waiver

The Indenture provides that the trustee and we may modify and amend the Indenture and enter into supplemental indentures without the consent of any holders of indenture securities to:

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of indenture securities;

•

cure any ambiguity or correct any inconsistency in the Indenture, provided that this action does not adversely affect the interests of holders of any series of indenture securities in any material respect;

•	evidence and provide for the acceptance of appointment by a successor trustee; and

•	make any change that would provide any additional rights or benefits to the holders of indenture securities or that does not adversely affect the legal rights under the Indenture of any holder.

The Indenture also provides that the trustee and we may, with the consent of the holders, add, eliminate or modify in any way the provisions of the Indenture or modify in any manner the rights of the holders of the indenture securities. Consent of the holders means holders of not less than a majority in aggregate principal amount of indenture securities of all affected series then outstanding, voting as one class. We cannot do this, however, for those matters requiring the consent of each holder as described below.

The trustee and we may not without the consent of the holder of each outstanding indenture security affected thereby:

•	extend the final maturity of any indenture security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	reduce the amount of the principal of any indenture security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to sue for the enforcement of any payment on any indenture security when due; or

•	reduce the percentage of holders of indenture securities of any series whose consent is required for any modification of the Indenture.

In determining whether the holders of the requisite principal amount of outstanding indenture securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would then be due and payable upon acceleration of the maturity thereof and (2) indenture securities owned by us or any other obligor upon the indenture securities or any affiliate of ours or of any other obligor will be disregarded.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

We may discharge obligations to holders of Senior Notes that have not already been delivered to the trustee for cancellation and that have either become due and payable or are to become due and payable, or are scheduled for redemption, within one year. We may discharge these obligations by irrevocably depositing with the trustee cash or “U.S. Government Obligations” (as defined below), as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of and interest on the Senior Notes.

We may also discharge any and all of our obligations to holders of Senior Notes at any time, referred to as “defeasance.” We may also be released from the obligations imposed by any covenants of the Senior Notes and provisions of the Indenture, and we may avoid complying with those covenants without creating an event of default under the Indenture, referred to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. Government Obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, and interest on all outstanding Senior Notes; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (1) in the case of covenant defeasance, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner and at the same time as if no covenant defeasance had occurred and (2) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable U.S. federal income tax law, and based thereon, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner as if no defeasance had occurred.

Although we may discharge or decrease our obligations under the Senior Notes and the Indenture as described in the two preceding paragraphs, we may not avoid, among other things, the rights and obligations of the trustee under the Indenture, to register the transfer or exchange of Senior Notes, to replace any temporary, mutilated, destroyed, lost or stolen Senior Notes or to maintain an office or agency in respect of any series of indenture securities.

If we effect covenant defeasance with respect to any Senior Notes and those Senior Notes are declared due and payable because of the occurrence of any event of default other than the event of default resulting from a failure to comply with any covenant in the Indenture after the notice served therefor has elapsed, the amount of U.S. Government Obligations and funds on deposit with the trustee will be sufficient to pay amounts due on those Senior Notes at the time of their stated maturity but may not be sufficient to pay amounts due on those Senior Notes at the time of the acceleration resulting from that event of default. In that case, we would remain liable to make payment of those amounts due at the time of acceleration.

If the trustee or any paying agent is prevented by a court or governmental authority from applying any money deposited with the trustee in accordance with the Indenture, then our obligations under the Indenture and the Senior Notes shall be revived and reinstated as though no deposit had occurred pursuant to the Indenture. Thereafter, our obligation will continue until such time as the trustee or paying agent is permitted to apply all money in accordance with the Indenture. Any payment of principal of (or premium, if any) or interest that we make on any Senior Note following the reinstatement of our obligations will be subrogated to the rights of the holders of those Senior Notes to receive such payment from the money held by the trustee or paying agent.

As used above, “U.S. Government Obligations” means securities that are (1) direct obligations of the United States or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the trustee in the normal course of business.

Governing Law

The Indenture and the Senior Notes will be governed by the laws of the Commonwealth of Pennsylvania.

Book-Entry System

We will issue the Senior Notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of The Depository Trust Company (DTC), or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

Investors may hold interests in Senior Notes in global form through DTC’s participants or persons that hold interests through participants, including Clearstream, Luxembourg or Euroclear. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has advised us and the underwriters as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

DTC is owned by The Depository Trust & Clearing Corporation, which is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of Senior Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Senior Notes in DTC’s records. The ownership interest of each actual purchaser of Senior Notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the Senior Notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

To facilitate subsequent transfers, all Senior Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the Senior Notes for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Senior Notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Senior Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the Senior Notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under those circumstances, in the event that a successor securities depositary is not obtained, Senior Note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such Senior Notes.

Clearstream, Luxembourg. Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (Clearstream participants) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the Senior Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (Euroclear participants) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the Euroclear Operator). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawals of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Senior Notes held beneficially through the Euroclear system will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for the Euroclear system.

Global Clearance and Settlement Procedures. Settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of the Senior Notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear system as a result of sales of the Senior Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear system cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and the Euroclear system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Neither we, the trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant, Clearstream, Luxembourg or the Euroclear system with respect to any ownership interest in the Senior Notes, or payments to, or the providing of notice to direct participants or beneficial owners.

So long as the Senior Notes are in DTC’s book-entry system, secondary market trading activity in the Senior Notes will settle in immediately available funds. We will make all applicable payments on the Senior Notes issued as global notes in immediately available funds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of certain United States federal income tax consequences material to the purchase, ownership and disposition of the Senior Notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the Code), proposed, temporary and final Treasury regulations thereunder (Treasury Regulations), and published rulings and court decisions currently in effect. The current tax laws and the current regulations, administrative rulings and court decisions may be changed, possibly retroactively, and may be subject to differing interpretation. There can be no guarantee that the Internal Revenue Service (the IRS) or United States courts will agree with the tax consequences described in this summary. The statements set forth in the following discussion, to the extent they constitute matters of United States federal income tax law or legal conclusions with respect thereto, represent the opinion of Ballard Spahr LLP.

The following summary does not furnish information in the level of detail or with the attention to an investor’s specific tax circumstances that would be provided by an investor’s own tax advisor. For example, it does not discuss the tax consequences of the purchase, ownership and disposition of the Senior Notes by investors that are subject to special treatment under the United States federal income tax laws, including banks and thrifts, insurance companies, regulated investment companies, dealers in securities, holders that will hold the Senior Notes as a position in a “straddle” or as a part of a “synthetic security” or “conversion transaction” or other integrated investment comprised of the Senior Notes and one or more other investments, trusts and estates, and pass-through entities. In addition, the discussion regarding the Senior Notes is limited to the United States federal income tax consequences of the initial investors (and not a purchaser in the secondary market) that have purchased Senior Notes and hold those Senior Notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address any aspect of United States federal taxation other than United States federal income taxation or any aspect of state, local or foreign taxation. The following summary assumes, as is expected, that the Senior Notes will be issued without original issue discount.

Prospective purchasers of the Senior Notes should consult their own tax advisors with respect to the United States federal, state, local and foreign tax consequences of purchasing, owning or disposing of the notes.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of the Senior Notes that, for United States federal income tax purposes, is:

•

a citizen or individual resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the United States federal income tax laws,

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust (1) if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for United States federal income tax purposes or (2) if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the United States federal tax consequences of being a partner in a partnership that purchases, owns, or disposes of the notes.

Interest

Interest on a Senior Note will be taxed to a beneficial owner of a Senior Note as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes.

We may be obligated to pay an additional amount to the holders of the Senior Notes under certain circumstances. For example, in the event that we do not consummate the Acquisition on or prior to March 31, 2011, or the Purchase Agreement is terminated at any time prior thereto, then we will redeem all the 2020 Senior Notes at a redemption price equal to 101% of the aggregate principal amount of the 2020 Senior Notes, plus accrued and unpaid interest. The obligation to make such payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the possibility that such payment will be made is remote and/or that such payments are incidental within the meaning of the Treasury Regulations so that such possibility will not cause the Senior Notes to be treated as contingent payment debt instruments. Our determination that this contingency is remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to U.S. Holders would materially differ from those described below. Prospective purchasers of the Senior Notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules on the Senior Notes. The remainder of this disclosure assumes that the Senior Notes will not be treated as contingent payment debt instruments.

Disposition of a Senior Note

Upon the sale, exchange, redemption or other taxable disposition of a Senior Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the Senior Note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “Interest.” In general, the U.S. Holder’s adjusted tax basis in a Senior Note will be equal to the initial purchase price of the Senior Note paid by the U.S. Holder, reduced by the amount of principal payments on the Senior Note received before such date of sale, exchange, redemption or other taxable disposition.

Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a Senior Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, redemption or other taxable disposition, the Senior Note has been held by the investor for more than one year. For individuals, net long-term capital gains generally are taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. Prospective purchasers of the Senior Notes should consult your tax advisor regarding the treatment of capital gains and losses.

Information Reporting and Backup Withholding

Information reporting requirements may apply to payments of interest and principal on the Senior Notes and the payment of the proceeds of the sale or other disposition before maturity of the Senior Notes by certain U.S. Holders of Senior Notes unless such holder is a corporation or other exempt recipient. In addition, backup withholding applies to a U.S. Holder if

•	such Holder fails to furnish his or her taxpayer identification number, which for an individual would be his or her Social Security Number, to the payor in the manner required,

•	such Holder furnishes an incorrect taxpayer identification number and the payor is so notified by the IRS,

•	the payor is notified by the IRS that such Holder has failed to properly report payments of interest and dividends, or

•

in certain circumstances, such Holder fails to certify, under penalties of perjury, that he or she has furnished a correct taxpayer identification number and has not been notified by the IRS that he or she is subject to backup withholding for failure to properly report interest and dividend payments.

The current rate of backup withholding is 28%, which, without congressional action, will increase to 31% in 2011. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a U.S. Holder’s particular situation. Prospective purchasers of the Senior Notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of Senior Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING

We intend to offer the Senior Notes through the underwriters. Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and RBS Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the principal amount of the Senior Notes listed opposite their names below.

Underwriter	Principal Amount of 2020 Senior Notes	Principal Amount of 204 Senior Notes
Barclays Capital Inc.	$	$
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
RBS Securities Inc.
BNP Paribas Securities Corp.
Mizuho Securities USA Inc.
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.
Lebenthal & Co., LLC

Total	$	$

The underwriters have agreed to purchase all of the Senior Notes sold pursuant to the underwriting agreement if any of the Senior Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (Securities Act), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Senior Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Senior Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

It is expected that delivery of the Senior Notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (T + 3).

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the Senior Notes to dealers at that price less a concession not to exceed the amounts listed in the table below (expressed as a percentage of the principal amount of the Senior Notes). The underwriters may allow, and the dealers may reallow, a discount not to exceed the amounts listed in the table below on sales to other dealers (expressed as a percentage of the principal amount of the Senior Notes). After the initial public offering, the public offering price, concession and discount may be changed.

	2020 Senior Notes		204 Senior Notes
Selling Concession		%		%
Dealer Reallowance		%		%

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Senior Notes).

Paid by Generation
Per % Senior Note due 2020%
Per % Senior Note due 204%

The expenses of the offering, not including the underwriting discount, are estimated to be $600,000 and are payable by us.

New Issue of Senior Notes

Each series of the Senior Notes are new issues of securities with no established trading market. We do not intend to apply for listing of either series of the Senior Notes on any national securities exchange or for quotation of either series of the Senior Notes on any automated dealer quotation system. We have been advised by the representatives of the underwriters that they presently intend to make markets in each series of the Senior Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of trading markets for either series of the Senior Notes or that active public markets for either series of the Senior Notes will develop. If active public trading markets for either series of the Senior Notes do not develop, the market price and liquidity of such series of the Senior Notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Senior Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Senior Notes. If the underwriters create a short position in the Senior Notes in connection with the offering, i.e., if they sell more Senior Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Senior Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and some or all of the underwriters and their affiliates may in the future engage in, investment banking, financial advisory and commercial banking services in the ordinary course of business with us and our affiliates. They have received and may in the future receive customary fees and commissions for these transactions. Each of Barclays Capital Inc., Citigroup Global Markets

Inc., Goldman, Sachs & Co., RBS Securities Inc., BNP Paribas Securities Corp., Mizuho Securities USA Inc. and Wells Fargo Securities, LLC has banking affiliates who are lending parties in our revolving credit facilities. In addition, Barclays Capital Inc. acted as our financial advisor in connection with the Acquisition.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Senior Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe the Senior Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (FSMA)) received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to Generation; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Senior Notes for us, and certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries, including us, from time to time.

EXPERTS

The financial statements of Exelon Generation Company, LLC and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

In connection with this offering, we have filed with the SEC a registration statement under the Securities Act. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus omit information included in the registration statement. For a more complete understanding of this offer, you should refer to the registration statement, including its exhibits.

We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC (file number 333-85496):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010; and

•	Our Current Reports on Form 8-K dated:

•	January 30, 2010 and filed on February 1, 2010;

•	March 2, 2010 and filed on March 2, 2010 (Item 2.05 only);

•	April 1, 2010 and filed on April 1, 2010; and

•	August 30, 2010 and filed on August 31, 2010

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and until we or any underwriters sell all of the securities covered by this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement from the date such documents are filed.

In addition to the resources maintained by the SEC, you may also obtain these filings at no cost by writing us at Exelon Generation Company, LLC, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, Illinois 60680-5398; Attention: Director, Investor Relations or by calling us at 312-394-2345.

Information about us is also available on Exelon Corporation’s web site at http://www.exeloncorp.com. This web site and the SEC’s web site above are intended to be inactive textual references only. Information on Exelon’s or the SEC’s web site (other than the documents incorporated by reference) is not a part of this prospectus supplement.

PROSPECTUS

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Subordinated Debt Securities

Guarantee of Trust Preferred Securities

EXELON GENERATION COMPANY, LLC

Debt Securities

Preferred Securities

EXELON CAPITAL TRUST 1

EXELON CAPITAL TRUST II

EXELON CAPITAL TRUST III

Trust Preferred Securities

(guaranteed by Exelon Corporation as described in this prospectus)

PECO ENERGY COMPANY

Preferred Stock

First and Refunding Mortgage Bonds

Subordinated Debt Securities

Guarantee of Trust Preferred Securities

PECO ENERGY CAPITAL TRUST V

PECO ENERGY CAPITAL TRUST VI

Trust Preferred Securities

(guaranteed by PECO Energy Company as described in this prospectus)

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

❒	unsecured senior debt securities;

❒	common stock;

❒	stock purchase contracts;

❒	stock purchase units;

❒	preferred stock in one or more series;

❒	subordinated debt securities to be purchased by Exelon Capital Trust I, Exelon Capital Trust II and/or Exelon Capital Trust III; and

❒	guarantees of trust preferred securities sold by Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III.

Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III may use this prospectus to offer and sell from time to time trust preferred securities that will be guaranteed by Exelon Corporation.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

❒	unsecured senior debt securities; and

❒	preferred limited liability company interests in one or more series.

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

❒	preferred stock in one or more series; and

❒	one or more series of first and refunding mortgage bonds.

❒	subordinated debt securities to be purchased by PECO Energy Capital Trust V and/or PECO Energy Capital Trust VI; and

❒	guarantees of trust preferred securities sold by PECO Energy Capital Trust V and PECO Energy Capital Trust VI.

PECO Energy Capital Trust V and PECO Energy Capital Trust VI may use this prospectus to offer and sell from time to time trust preferred securities that will be guaranteed by PECO.

Exelon, Generation and PECO sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation and PECO will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York, Chicago and Philadelphia Stock Exchanges, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation and PECO have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell combinations of the Securities described in this prospectus in one or more offerings. Each time Exelon, Generation or PECO (each, a “registrant”) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant, except that information relating to (i) Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III’s Securities is also attributed to Exelon and (ii) PECO Energy Capital Trust V and PECO Energy Capital Trust VI’s Securities is also attributed to PECO.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

❒	Exelon with respect to Securities issued by Exelon.

❒	Generation with respect to Securities issued by Generation.

❒	PECO with respect to Securities issued by PECO.

All references to “the Exelon Trusts” mean Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III. All references to “the PECO Trusts” means PECO Energy Capital Trust V and PECO Energy Capital Trust VI.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

The factors that could cause actual results to differ materially from the forward-looking statements include (a) any risk factors discussed in this prospectus and any accompanying prospectus supplement (b) those factors discussed in the following sections of Exelon, Generation and PECO’s combined 2009 Annual Reports on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 18; and (b) other factors discussed herein and in other filings with the SEC by Exelon, Generation and PECO, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in the combined Annual Reports on Form 10-K of Exelon, Generation and PECO, as applicable, for the year ended December 31, 2009, filed with the SEC on February 5, 2010. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, a utility services holding company, operates through its principal subsidiaries—Generation, Commonwealth Edison Company (ComEd) and PECO.

Exelon was incorporated in Pennsylvania in February 1999. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7398.

As discussed further below, Generation’s business consists of its owned and contracted electric generating facilities, its wholesale energy marketing operations and its competitive retail supply operations.

ComEd is engaged principally in the purchase and regulated retail sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial and industrial customers in northern Illinois. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of 8 million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of 3 million. ComEd has approximately 3.8 million customers.

As discussed further below, PECO is engaged principally in the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

EXELON GENERATION COMPANY, LLC

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

Generation is one of the largest competitive electric generation companies in the United States, as measured by owned and controlled megawatts (MW). Generation combines its large generation fleet with an experienced wholesale energy marketing operation and a competitive retail supply operation. Generation has a presence in well-developed wholesale energy markets, uses an integrated hedging strategy that is intended to mitigate the adverse impact of short-term market volatility, and operates a low-cost nuclear generating fleet that has performed consistently at high capacity factors.

At December 31, 2009, Generation owned generation assets with an aggregate net capacity of 24,850 MW, including 17,009 MW of nuclear capacity. Generation controlled another 6,141 MW of capacity through long-term contracts.

PECO ENERGY COMPANY

PECO’s principal executive offices are located at 2301 Market Street, Philadelphia, PA 19101-8699, and its telephone number is 215-841-4000.

PECO is a public utility under the Pennsylvania Public Utility Code subject to regulation by the Pennsylvania Public Utility Commission as to electric and gas rates and service, the issuances of certain securities and certain other aspects of PECO’s operations. PECO is a public utility under the Federal Power Act subject to regulation by FERC as to transmission rates and certain other aspects of PECO’s business.

PECO’s combined electric and natural gas retail service territory has an area of approximately 2,100 square miles and an estimated population of 3.7 million. PECO provides electric delivery service in an area of approximately 1,900 square miles, with a population of approximately 3.7 million, including 1.4 million in the City of Philadelphia. PECO supplies natural gas service in an area of approximately 1,900 square miles in southeastern Pennsylvania adjacent to the City of Philadelphia, with a population of approximately 2.3 million. PECO delivers electricity to approximately 1.6 million customers and natural gas to approximately 485,000 customers.

EXELON CAPITAL TRUST I, EXELON CAPITAL TRUST II AND

EXELON CAPITAL TRUST III

Each of Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III is a Delaware statutory trust that was formed on August 25, 2003. Each of the Exelon Trust’s businesses is defined in a declaration of trust, dated as of August 25, 2003, executed by Exelon, as sponsor, and certain of the trustees specified below. The declaration of trust for an Exelon Trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued by the applicable Exelon Trust. Each declaration, as amended and restated, is referred to in this prospectus individually as the “Exelon Trust Agreement,” and collectively as the “Exelon Trust Agreements.” The Exelon Trust Agreements were qualified under the Trust Indenture Act of 1939, as amended.

The Exelon Trusts exist for the exclusive purposes of:

❒	issuing and selling their trust preferred securities and trust common securities;

❒	using the proceeds from the sale of the trust common securities and trust preferred securities to acquire the subordinated debt securities from Exelon; and

❒	engaging in only those other activities necessary or incidental to these purposes.

The Exelon Trusts will have no assets other than the subordinated debt securities. The Exelon Trusts will have no revenue other than payments under the subordinated debt securities. Each Exelon Trust has a term of 30 years, but may dissolve earlier as provided in the Exelon Trust Agreements.

Exelon will, directly or indirectly, acquire all of the trust common securities of each Exelon Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the issuing trust.

Each Exelon Trust’s business and affairs will be conducted by its trustees, as provided in the Exelon Trust Agreements. At the time of the issuance of the trust preferred securities, the trustees for the issuing Exelon Trust will be U.S. Bank Trust National Association, as the property trustee and the Delaware trustee, and three of our employees as administrative trustees. Exelon, as holder of the trust common securities, or, if an event of default under the applicable trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Only the holder of the trust common securities will be entitled to do that.

For so long as the trust preferred securities remain outstanding, Exelon will:

❒	maintain directly or indirectly 100% ownership of the trust common securities;

❒

use its reasonable efforts to cause the issuing Exelon Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the applicable Exelon Trust Agreement; and

❒	use its reasonable efforts to cause the issuing Exelon Trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

Exelon will pay all of the issuing Exelon Trust’s fees and expenses, including those related to the offering of the trust preferred securities. In addition, Exelon will guarantee payments on the trust preferred securities to the extent that the issuing Exelon Trust has funds to make payments on the trust preferred securities.

The rights of the holders of the trust preferred securities are set forth in the Exelon Trust Agreements and the Delaware Statutory Trust Act.

The location of each Exelon Trust’s principal executive office is 10 South Dearborn Street, 52nd Floor, P.O. Box 805379, Chicago, Illinois 60680-5379, and the telephone number is 312-394-7398.

PECO ENERGY CAPITAL TRUST V AND PECO ENERGY CAPITAL TRUST VI

Each of PECO Energy Capital Trust V and PECO Energy Capital Trust VI is a Delaware statutory trust that was formed on May 9, 2003. Each of the PECO Trust’s businesses is defined in a declaration of trust, dated as of May 9, 2003, executed by PECO, as sponsor, and the trustees specified below. The declaration of trust for a PECO Trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued by the applicable PECO Trust. Each declaration, as amended and restated, is referred to in this prospectus individually as the “PECO Trust Agreement,” and collectively as the “PECO Trust Agreements.” The PECO Trust Agreements were qualified under the Trust Indenture Act of 1939, as amended.

The PECO Trusts exist for the exclusive purposes of:

❒	issuing and selling their trust preferred securities and trust common securities;

❒	using the proceeds from the sale of the trust common securities and trust preferred securities to acquire the subordinated debt securities from PECO; and

❒	engaging in only those other activities necessary or incidental to these purposes.

The PECO Trusts will have no assets other than the subordinated debt securities. The PECO Trusts will have no revenue other than payments under the subordinated debt securities. Each PECO Trust has a term of 30 years, but may dissolve earlier as provided in the PECO Trust Agreements.

PECO will, directly or indirectly, acquire all of the trust common securities of each PECO Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the issuing PECO Trust.

Each PECO Trust’s business and affairs will be conducted by its trustees, as provided in the PECO Trust Agreements. At the time of the issuance of the trust preferred securities, the trustees for the issuing PECO Trust will be U.S. Bank Trust Company National Association, as the property trustee and the Delaware trustee, and three of our employees as administrative trustees. PECO, as holder of the trust common securities, or, if an event of default under the applicable trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Only the holder of the trust common securities will be entitled to do that.

For so long as the trust preferred securities remain outstanding, PECO will:

❒	maintain directly or indirectly 100% ownership of the trust common securities;

❒

use its reasonable efforts to cause the issuing PECO Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the applicable PECO Trust Agreement; and

❒	use its reasonable efforts to cause the issuing PECO Trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

PECO will pay all of the issuing PECO Trust’s fees and expenses, including those related to the offering of the trust preferred securities. In addition, PECO will guarantee payments on the trust preferred securities to the extent that the issuing PECO Trust has funds to make payments on the trust preferred securities.

The rights of the holders of the trust preferred securities are set forth in the trust agreements and the Delaware Statutory Trust Act.

The location of each PECO Trust’s principal executive office is 2301 Market Street, P.O. Box 8699, Philadelphia, PA 19101-8699, and the telephone number is 215-841-4000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, the registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Any proceeds of securities issued by the Exelon Trusts will be used by the Exelon Trusts to purchase subordinated debt securities from Exelon. Any proceeds of Securities issued by the PECO Trusts will be used by the PECO Trusts to purchase subordinated debt securities from PECO. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	2.8	3.4	4.5	4.5	5.4

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	5.5	6.3	8.2	8.6	10.4

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	3.8	3.3	3.9	3.1	3.7

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income from continuing operations before income taxes and minority interest plus pre-tax losses of equity method investments and fixed charges, less capitalized interest, the debt portion of allowance for funds used during construction and preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of the sum of interest costs, both expense and capitalized, amortization of debt discount or premium and debt issuance costs, the interest component of rental expense, and preference security dividend requirements of consolidated subsidiaries.

Exelon and Generation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for Exelon and Generation.

The following are PECO’s consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Years Ended December 31,
	2005	2006	2007	2008	2009
Ratio of earnings to combined fixed charges and preferred stock dividends	3.7	3.3	3.8	3.0	3.6

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us, and Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the securities for any underwriters, dealers, purchasers or agents. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon, Generation and PECO incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation and PECO each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street — 52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation

❒	Our Annual Report on Form 10-K for the year ended December 31, 2009; and

❒

the description of our common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description.

Exelon Generation Company, LLC

❒	Our Annual Report on Form 10-K for the year ended December 31, 2009; and

PECO Energy Company

❒	Our Annual Report on Form 10-K for the year ended December 31, 2009

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

We have not included or incorporated by reference any separate financial statements of the Exelon Trusts or the PECO Trusts. We do not consider the financial statements of the Exelon Trusts or the PECO Trusts to be material to holders of the trust preferred securities of the Exelon Trusts or the PECO Trusts because each Exelon Trust or PECO Trust (1) is a special purpose entity that has no operating history or independent operations and (2) is not engaged in and does not propose to engage in any activity other than holding our subordinated debt securities and issuing trust preferred securities. We do not expect the Exelon Trusts or the PECO Trusts to file periodic reports under Sections 13 and 15(d) of the Exchange Act.

$

Exelon Generation Company, LLC

$             % Senior Notes due 2020

$             % Senior Notes due 204

PROSPECTUS SUPPLEMENT

September     , 2010

Joint Book-Running Managers

Barclays Capital

Citi

Goldman, Sachs & Co.

RBS

BNP PARIBAS

Mizuho Securities USA Inc.

Wells Fargo Securities

The Williams Capital Group, L.P.

Co-Manager

Lebenthal & Co., LLC